Exhibit 99.1

FOR IMMEDIATE RELEASE

AMAG Announces Final Fourth Quarter and Year End 2014 Financial Results

• Total fourth quarter revenue increased by 145%

• $73 million in pro forma fourth quarter 2014 product sales

• $153 million tax benefit recognized as a result of Lumara Health transaction

Conference call scheduled for 4:30 p.m. ET today

WALTHAM, MA (February 9, 2015) — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG), a specialty pharmaceutical company, today reported unaudited consolidated financial results for the fourth quarter and year ended December 31, 2014. Total revenues for the fourth quarter in 2014 were 145% greater than revenues for the same period in 2013, driven by increased sales of Feraheme® (ferumoxytol) Injection and the addition of Makena® (hydroxyprogesterone caproate injection) sales following the closing of the acquisition of Lumara Health on November 12, 2014.

“In 2014, we successfully achieved key company goals, from strong sales growth of Feraheme, to the consummation of the transformative acquisition of Lumara Health and its flagship product Makena. Strong product revenue growth and additional acquired products are evidence that we are delivering on our commitment to the patients we serve,” said William Heiden, president and chief executive officer of AMAG. “We’re proud of the substantial progress we’ve made toward becoming a profitable specialty pharmaceutical company and creating significant shareholder value.”

Heiden continued, “The successes of this past year have given us an even stronger foundation to continue to build across an ambitious new set of goals for 2015, which include driving further product sales growth, achieving meaningful earnings, executing on our lifecycle management plans for Makena and further portfolio diversification through additional business development transactions.”

2015 Goals

The company’s goals for 2015 include the following:

•                  Drive significant growth (+50%) of Makena product sales over pro forma sales in 2014 by increasing the number of patients treated with Makena (increase market share) and supporting patient’s compliance to therapy (increase number of injections per patient);

•                  Maximize Feraheme product sales by increasing the number of patients on therapy within the current U.S. indication, continuing market expansion initiatives and growing net revenue per gram;

•                  Drive MuGard® Mucoadhesive Oral Wound Rinse growth across the 400,000 patients in the U.S. at risk of developing oral mucositis, including expanding patient access to the product;

•                  Complete transition to profitable specialty pharmaceutical company with earnings before interest, taxes, depreciation and amortization (EBITDA) margin on product sales in excess of 50%;

•                  Continue to execute on our multi-pronged lifecycle management program for Makena, including:

•                  Receiving a favorable Q2 2015 FDA decision on and subsequent launch of the company’s preservative-free, single-dose (1 mL) vial currently under review; and

•                  Building on the feedback received in the company’s January 2015 meeting with the FDA to progress other lifecycle management projects currently underway.

•                  Determine potential path forward for Feraheme for the broad IDA indication in the U.S. with input from the FDA; and

•                  Further expand the company’s product portfolio through acquisition or in-licensing of specialty pharmaceutical products or companies.

2015 Financial Outlook

In January 2015, the company issued the following financial guidance for 2015:

•                  Total revenue of between $380 million and $420 million, including:

•                  Total product sales of between $335 million and $375 million from the following:

•                  Makena net sales of between $245 million and $270 million;

•                  Feraheme and MuGard net sales of between $90 million and $105 million; and

•                  Collaboration revenue of approximately $45 million from the Takeda agreement, which was mutually terminated in December 2014, most of which is non-cash.

•                  Non-GAAP adjusted EBITDA(1) of between $180 million and $200 million; and

•                  Non-GAAP cash earnings(1) of between $150 million and $170 million.

Fourth Quarter and Full Year 2014 Financial Results (unaudited)

Total revenues for the quarter ended December 31, 2014 were $53.3 million, a 145% increase compared to $21.7 million for the same period in 2013. Total revenues for 2014 were $124.4 million, a 54% increase compared to $80.9 million for 2013.

Net product sales for the quarter ended December 31, 2014 totaled $46.6 million, including $24.1 million(2) of sales from Feraheme in the U.S. and $22.5 million of sales from Makena, recorded from the closing date of the Lumara Health acquisition (November 12, 2014) through the end of 2014. Net product sales for 2014 totaled $108.8 million. U.S. Feraheme sales totaled $86.3 million(2), which represents a 21% increase compared to the $71.4 million for the same period in 2013, and Makena sales totaled $22.5 million.  The strong growth in 2014 Feraheme sales was driven by increases in volume, as well as an increasing net revenue per gram.

Pro forma net product sales for the quarter and year ended December 31, 2014 were $73 million and $252 million, respectively. The pro forma amounts represent total net product sales as if the acquisition of Lumara Health (and Makena) had occurred at the beginning of the period.

Total operating expenses for the quarter ended December 31, 2014 were $44.9 million, compared to $22.4 million for the same period in 2013. Total operating expenses for 2014 were $107.9 million, as compared to $80.5 million for 2013. The increases in operating expenses during the quarter and year ended December 31, 2014 relate primarily to transaction-related expenses in support of the company’s

(1) See summary of non-GAAP adjustments related to forward-looking guidance at conclusion of press release

(2) Includes a favorable $1.8 million release of product return reserves acquisition of Lumara Health and operating expenses associated with Lumara Health since the closing of the acquisition.

The company recognized a non-cash income tax benefit of $153 million in the quarter ended December 31, 2014 associated with the release of reserves on legacy AMAG tax attributes (e.g., net operating losses) as a result of the Lumara Health transaction.  The company does not anticipate paying any significant cash taxes in 2015.

The company reported a net income of $143.0 million, or $5.98 per basic share and $4.67 per diluted share, for the quarter ended December 31, 2014, as compared to a net loss of $3.7 million, or $0.17 per basic and diluted share, for the quarter ended December 31, 2013. Net income for 2014 was $135.8 million, or $6.06 per basic share and $5.45 per diluted share, as compared to a net loss of $9.6 million, or $0.44 per basic and diluted share, for 2013.

Non-GAAP adjusted EBITDA(3) for the quarter ended December 31, 2014 was $14.5 million, as compared to negative $2.8 million for the same period in 2013. Non-GAAP adjusted EBITDA for 2014 was $14.3 million, as compared to negative $5.6 million for 2013.

AMAG ended the year with $144.2 million in cash and investments and $540 million in debt.

“We are proud of the achievements of 2014, represented in our financial results reported today: significant volume and price growth for Feraheme, the addition of a high-growth commercial product to our portfolio, and continued financial discipline,” said Frank Thomas, executive vice president and chief operating officer of AMAG. “With the Lumara Health integration substantially complete, we now set our sights on a new set of goals in 2015.  The growth in our EBITDA and cash generated by our business will allow us to build financing capacity for additional transactions to leverage our expertise in hematology/oncology and maternal health.”

Conference Call and Webcast Access

AMAG Pharmaceuticals, Inc. will host a conference call and webcast with slides today at 4:30 p.m. ET, during which management will discuss the company’s financial results, regulatory status, and growth prospects. To access the conference call via telephone, please dial (877) 412-6083 from the United States or (702) 495-1202 for international access.  A telephone replay will be available from approximately 7:00 p.m. ET on February 9, 2015 through midnight on February 16, 2015.  To access a replay of the conference call, dial (855) 859-2056 from the United States or (404) 537-3406 for international access.  The pass code for the live call and the replay is 80800854.

The call will be webcast with slides and accessible through the Investors section of the company’s website at www.amagpharma.com.  The webcast replay will be available from approximately 7:00 p.m. ET on February 9, 2015 through midnight March 10, 2015.

(3) See summary of non-GAAP adjustments to reconcile Net Income to Adjusted EBITDA at conclusion of press release

AMAG Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(unaudited, amounts in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Revenues:
U.S. product sales, net	$46,648	$18,981	$108,795	$71,362
Other product sales and royalties	3,143	401	4,703	1,109
License fee and other collaboration revenues	3,462	2,329	10,886	8,385
Total revenues	53,253	21,711	124,384	80,856
Operating costs and expenses:
Cost of product sales	11,758	3,326	20,306	11,960
Research and development expenses	7,764	6,581	24,160	20,564
Selling, general and administrative expenses	27,521	15,799	72,254	59,167
Acquisition related expenses	7,561	—	9,478	782
Restructuring expenses	2,023	—	2,023	—
Total operating costs and expenses	56,627	25,706	128,221	92,473
Operating loss	(3,374)	(3,995)	(3,837)	(11,617)
Interest expense	(7,041)	—	(14,697)	—
Interest and dividend income, net	166	278	975	1,051
Gains on sale of assets	1	59	103	924
Gains (losses) on investments, net	97	4	114	40
Net loss before income taxes	(10,151)	(3,654)	(17,342)	(9,602)
Income tax benefit	153,159	—	153,159	—
Net income (loss)	$143,008	$(3,654)	$135,817	$(9,602)

Net income (loss) per basic share	$5.98	$(0.17)	$6.06	$(0.44)
Net income (loss) per diluted share	$4.67	$(0.17)	$5.45	$(0.44)

Weighted average shares outstanding used to compute net income (loss) per share:
Basic	23,911	21,743	22,416	21,703
Diluted	30,992	21,743	25,225	21,703

AMAG Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(unaudited, amounts in thousands)

	December 31, 2014	December 31, 2013
Cash and cash equivalents	$119,296	$26,986
Short-term investments	24,890	186,803
Accounts receivable, net	38,172	6,842
Inventories	40,610	17,217
Receivable from collaboration	4,518	278
Deferred income taxes	32,094	—
Other current assets	14,456	6,279
Total current assets	274,036	244,405
Property and equipment, net	1,519	1,846
Goodwill	205,824	—
Intangible assets, net	887,908	16,844
Other assets	19,646	2,364
Total assets	$1,388,933	$265,459

Accounts payable	$7,301	$2,629
Accrued expenses	80,811	22,266
Current portion of long-term debt	34,000	—
Deferred revenues	44,376	8,226
Total current liabilities	166,488	33,121
Long-term debt, net	293,905	—
Convertible 2.5% senior notes, net	167,441	—
Acquisition-related contingent consideration, net	217,984	13,609
Deferred income tax liability	77,619	—
Deferred revenue	—	44,534
Other long-term liabilities	5,543	1,787
Total long-term liabilities	762,492	59,930
Total stockholders’ equity	459,953	172,408
Total liabilities and stockholders’ equity	$1,388,933	$265,459

About AMAG

AMAG Pharmaceuticals, Inc. is a specialty pharmaceutical company with a focus on maternal health, anemia and cancer supportive care. The primary goal of AMAG and its maternal health division is to bring to market therapies that provide clear benefits and improve patients’ lives. In addition to continuing to pursue opportunities to make new advancements in patients’ health and to enhance treatment accessibility, AMAG intends to continue to expand and diversify its portfolio through the in-license or purchase of additional pharmaceutical products or companies. For additional company information, please visit www.amagpharma.com.

About Makena® (hydroxyprogesterone caproate injection)

Makena® is a progestin indicated to reduce the risk of preterm birth in women with a singleton pregnancy who have a history of singleton spontaneous preterm birth.

The effectiveness of Makena is based on improvement in the proportion of women who delivered <37 weeks of gestation. There are no controlled trials demonstrating a direct clinical benefit, such as improvement in neonatal mortality and morbidity.

Limitation of use: While there are many risk factors for preterm birth, safety and efficacy of Makena has been demonstrated only in women with a prior spontaneous singleton preterm birth. It is not intended for use in women with multiple gestations or other risk factors for preterm birth.

Makena should not be used in women with any of the following conditions: blood clots or other blood clotting problems, breast cancer or other hormone-sensitive cancers, or history of these conditions; unusual vaginal bleeding not related to the current pregnancy, yellowing of the skin due to liver problems during pregnancy, liver problems, including liver tumors, or uncontrolled high blood pressure.

Before patients receive Makena, they should tell their healthcare provider if they have an allergy to hydroxyprogesterone caproate, castor oil, or any of the other ingredients in Makena; diabetes or prediabetes, epilepsy, migraine headaches, asthma, heart problems, kidney problems, depression, or high blood pressure.

In one clinical study, certain complications or events associated with pregnancy occurred more often in women who received Makena. These included miscarriage (pregnancy loss before 20 weeks of pregnancy), stillbirth (fetal death occurring during or after the 20th week of pregnancy), hospital admission for preterm labor, preeclampsia (high blood pressure and too much protein in the urine), gestational hypertension (high blood pressure caused by pregnancy), gestational diabetes, and oligohydramnios (low amniotic fluid levels).

Makena may cause serious side effects including blood clots, allergic reactions, depression, and yellowing of the skin and the whites of the eyes. The most common side effects of Makena include injection site reactions (pain, swelling, itching, bruising, or a hard bump), hives, itching, nausea, and diarrhea.

For additional U.S. product information, including full prescribing information, please visit www.makena.com.

About Feraheme® (ferumoxytol) Injection /Rienso

Feraheme received marketing approval from the FDA on June 30, 2009 for the treatment of iron deficiency anemia (IDA) in adult chronic kidney disease (CKD) patients and was commercially launched by AMAG in the U.S. shortly thereafter. Ferumoxytol is protected in the U.S. by six issued patents covering the composition and dosage form of the product. Each issued patent is listed in the FDA’s Orange Book, the last of which expires in June 2023.

Ferumoxytol received marketing approval in Canada in December 2012, where it has been marketed by Takeda as Feraheme, and in the European Union in June 2013 where it has been marketed by Takeda as Rienso. Ferumoxytol received marketing approval in Switzerland in August 2013. Takeda had been commercializing the product outside of the U.S. under a license arrangement with AMAG.  In December

2014, AMAG and Takeda mutually agreed to terminate the license arrangement and are in the process of transferring the licensed rights back to AMAG.

Feraheme is contraindicated in patients with known hypersensitivity to Feraheme or any of its components. Serious hypersensitivity reactions, including anaphylactic-type reactions, have been reported in patients receiving Feraheme/Rienso. Serious adverse reactions of clinically significant hypotension have been reported in the post-marketing experience of Feraheme.

For additional U.S. product information, including full prescribing information, please visit www.feraheme.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA) and other federal securities laws. Any statements contained herein which do not describe historical facts, including among others, statements regarding AMAG’s expectations as to preliminary fourth quarter and full year financial results, including total revenues, net product sales (actual and pro forma), operating expenses, adjusted EBITDA and net income, as well as year-end cash and debt balances; AMAG’s 2015 goals, including product sales growth across the portfolio, execution on the lifecycle management program for Makena, plans to realize EBITDA margin on product sales in excess of 50%, determining the path forward, if any, for the broad IDA indication for Feraheme and the further expansion of AMAG’s product portfolio; AMAG’s 2015 financial outlook, including revenues, non-GAAP adjusted EBITDA and non-GAAP cash earnings, the Lumara Health integration effort; AMAG’s financing capacity; and AMAG’s goals, including to bring to market therapies that improve patients’ lives and enhance treatment accessibility and plans to continue to expand and diversify AMAG’s portfolio, are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include, among others: (1) demand for Feraheme and AMAG’s ability to successfully compete in the intravenous iron replacement market as a result of the FDA’s recommended label changes, including a boxed warning which would provide, among other things, (i) that Feraheme be administered only when personnel and therapies are immediately available for the treatment of anaphylaxis and other hypersensitivity reactions, (ii) observation for signs or symptoms of hypersensitivity reactions during and for at least 30 minutes following infusion and (iii) that hypersensitivity reactions have occurred in patients in whom a previous Feraheme dose was tolerated; (2) the outcome and timing of the process in accordance with Section 505(o) of the Federal Food, Drug and Cosmetic Act whereby the FDA is authorized to require AMAG to make safety-related label changes, including prescribed periods for submitting proposed changes to the label recommended by the FDA; (3) the impact on sales if AMAG disseminates future Dear Healthcare Provider letters; (4) the ability of AMAG to invest in, or AMAG’s decision to suspend, the development and commercialization of Feraheme/Rienso outside the U.S.; (5) uncertainties regarding the likelihood and timing of potential approval of Feraheme/Rienso in the U.S., the EU and Canada in the broader IDA indication; (6) the possibility that following review of new safety information, the FDA or regulators in Europe and Canada will request additional technical or scientific information, new studies or reanalysis of existing data, on-label warnings, post-marketing requirements/commitments or risk evaluation and mitigation strategies (REMS) in the current CKD indication for Feraheme/Rienso, or cause Feraheme/Rienso to be withdrawn from the market, and the additional costs and expenses that will or may be incurred in connection with such activities; (7) the possibility that significant safety or drug interaction problems could arise with respect to Feraheme/Rienso or Makena and in turn affect sales or AMAG’s ability to market such product; (8) AMAG’s patents and proprietary rights; (9) maintaining the benefits associated with Makena’s orphan drug exclusivity status and AMAG’s ability to successfully implement the lifecycle management program; (10) the risk of an Abbreviated New Drug Application (ANDA) filing, especially (i) as to Feraheme following the FDA’s draft bioequivalence recommendation for ferumoxytol published in December 2012 and (ii) as to Makena given the history of the formerly FDA-approved drug Delalutin (the original version of 17-alpha-hydroxyprogesterone caproate) for conditions other than reducing the risk of preterm birth; (11) AMAG’s ability to execute on, or to realize the expected results from, its long-term strategic plan; (12) the possibility that AMAG will not realize expected synergies and other benefits from its acquisition of Lumara Health, as well as AMAG’s ability to pursue additional business development opportunities, especially in light of AMAG’s being highly leveraged; (13) the impact on sales of Makena from competitive, commercial payor, government (including federal and state Medicaid reimbursement policies), physician, patient or public responses with respect to product pricing, product access and sales and marketing initiatives, as well as patient compliance and the number of preterm birth risk pregnancies for which Makena may be prescribed; (14) the likelihood that labeling changes may be used to support product liability claims that the prior product labeling did not adequately disclose the risk of adverse events; (15) compliance with restrictive and affirmative covenants with respect to substantial indebtedness incurred to finance the acquisition of Lumara Health, including a requirement that AMAG reduce its leverage over time; (16) the possibility that AMAG will need to raise additional capital from the sale of its common stock, which will cause significant dilution to its stockholders, in order to satisfy its contractual obligations, including its debt service, milestone payments that may become payable to Lumara Health’s former stockholders, or in order to pursue business development activities; (17) the availability and timing of tax net operating loss carryforwards; (18) the manufacture of AMAG’s products, including any significant interruption in the supply of raw materials or finished product and (19) other risks identified in AMAG’s filings with the U.S. Securities and Exchange Commission (SEC), including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 and subsequent filings with the SEC. Any of the above risks and uncertainties could materially and adversely affect AMAG’s results of operations, its profitability and its cash flows, which would, in turn, have a significant and adverse impact on AMAG’s stock price. Use of the term “including” in the two paragraphs above shall mean in each case “including, but not limited to.” AMAG cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

AMAG disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

AMAG Pharmaceuticals® and Feraheme® are registered trademarks of AMAG Pharmaceuticals, Inc. Lumara Health™ is a trademark of Lumara Health Inc. Makena® is a registered trademark of Lumara Health Inc.  MuGard® is a registered trademark of PlasmaTech Biopharmaceuticals, Inc.

(formerly known as Access Pharmaceuticals, Inc.). Rienso™ is a trademark of Takeda Pharmaceutical Company Limited.

Non-GAAP Financial Measures Reconciliation for Forward-Looking Guidance

($ in millions)	2015 Guidance
GAAP Net Income	$95 - $105
Add – depreciation and amortization of intangibles	$50 - $55
Add – interest expense, net	$40
EBITDA	$185 - $200
Less – non-cash collaboration revenue	$(41) - $(42)
Add – non-cash inventory step-up	$10 - $12
Add – stock compensation	$12 - $14
Add – severance and restructuring	$2 - $3
Add – adjustment to contingent consideration	$15 - $16
Adjusted EBITDA	$180 - $200
Less – cash interest expense, net	$(30)
Cash earnings	$150 - $170

Non-GAAP Financial Measures Reconciliation of Net Income to Adjusted EBITDA

($ in millions)	Q4 2013 (unaudited)	Q4 2014 (unaudited)	2013 (unaudited)	2014 (unaudited)
GAAP Net Income / (loss)	$(3.7)	$143.0	$(9.6)	$135.8
Add – depreciation and amortization of intangibles	$0.3	$1.5	$3.2	$2.1
Add – interest income (expense), net	$(0.3)	$6.8	$(1.1)	$13.5
Less – income tax benefit	—	$(153.2)	—	$(153.2)
EBITDA	$(3.7)	$(1.9)	$(7.5)	$(1.8)
Less – non-cash collaboration revenue	$(2.0)	$(2.3)	$(8.0)	$(8.2)
Add – non-cash inventory step-up	—	$4.8	—	$4.8
Add – stock compensation	$2.1	$2.4	$8.0	$8.6
Add – adjustment to contingent consideration	$0.8	$1.9	$1.1	$(0.6)
Add – severance, restructuring, non-recurring costs	—	$9.6	$0.8	$11.5
Adjusted EBITDA	$(2.8)	$14.5	$(5.6)	$14.3

CONTACT:

AMAG Pharmaceuticals, Inc.

Katie Payne, 617-498-3303